UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 31, 2006

GLOBAL POWER EQUIPMENT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16501	73-1541378
(Commission File Number)	(IRS Employer Identification No.)

6120 S. Yale, Suite 1480, Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

(918) 488-0828

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 8, 2006, Global Power Equipment Group Inc. (the “Company”) issued a press release announcing that the Company expects to restate its financial statements for the fiscal year ended December 31, 2004, including the second, third and fourth quarters of 2004, and its interim financial statements for the first, second and third quarters of 2005. Also, on March 8, 2006, the Company filed a Current Report on Form 8-K (the “Restatement 8-K”) in which the Company stated that its management had determined in connection with the restatement that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, due to the material weakness described in the Restatement 8-K.

On November 23, 2004, the Company issued Convertible Senior Subordinated Notes in the aggregate principal amount of $69 million (the “Notes”) pursuant to the Securities Purchase Agreement dated as of that date (the “Purchase Agreement”) by and among the Company and the investors listed on the Schedule of Buyers attached thereto (the “Holders”). In addition, the Company entered into a Registration Rights Agreement dated as of November 23, 2004 (the “Registration Rights Agreement”), with the Holders. The Purchase Agreement and Form of Note and the Registration Rights Agreement are included as exhibits to the Company’s Current Report on Form 8-K filed on November 30, 2004, and such exhibits and the discussions of the same in such Form 8-K are incorporated herein by reference.

In the Purchase Agreement, the Company made representations and warranties to the Holders with respect to, among other matters, undisclosed events, maintenance of internal accounting controls, the Company’s filings with the Securities and Exchange Commission, and disclosure materials provided to the Holders. The Company’s covenants under the Purchase Agreement and the Registration Rights Agreement include, among other things, obligations for the Company to make required filings with the Securities and Exchange Commission. Events of default under the Notes include a material breach of the Company’s representations and warranties under the Purchase Agreement or of the Company’s covenants under the Purchase Agreement or Registration Rights Agreement, subject to a cure period. If an event of default were to occur, the Holders of a majority of the aggregate principal amount of the Notes may require the Company to redeem all or any portion of the Notes at a price equal to 110% times the amount to be redeemed plus accrued and unpaid interest. In addition, upon the occurrence of an event of default under the Notes, the interest rate under the Notes increases from 4.25% to 9.25% until cured. Any event of default under the Notes would also constitute an event of default under the Company’s senior credit facility.

The Company has received letters, each dated March 31, 2006, from two Holders (the “Subject Holders”), each of which holds a Note with an outstanding principal amount of $27,000,000 (together representing approximately 78.3% of the Notes). In their letters, the Subject Holders have notified the Company of the occurrence of an event of default resulting from breaches of representations and warranties related to matters discussed in the Restatement 8-K and have called for the redemption of their Notes.

The Company does not believe that an event of default has occurred as a result of the matters discussed in the Restatement 8-K because, even if the representations and warranties

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alleged by the Subject Holders to have been breached were found to have been breached as a result of the matters discussed in the Restatement 8-K, the breaches would not rise to the level of materiality required for an event of default under the Notes. In addition, to the Company’s knowledge, the Subject Holders have not complied with the provisions of the Notes that require advance notice to the administrative agent of the Company’s senior credit facility in this circumstance.

As a result of the delay in the filing of the Company’s 2005 Form 10-K beyond March 31, 2006, other events of default will or may occur under the Notes and liquidated damages will accrue under the Registration Rights Agreement.

The Company has been in discussions with its senior credit facility lenders and with the Holders with respect to the matters described herein. There can be no assurance that the Company will be successful in its discussions with such lenders and Holders. If the Company is unsuccessful with these discussions, there could be material adverse consequences to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL POWER EQUIPMENT GROUP INC.

Date: April 6, 2006	By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary

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